150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0227302005-8
Barbara K. Cegavske	Filing Number 20150005505-33
Secretary of State State Of Nevada	Filed On 01/05/2015
	Number of Pages 1

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

CONCIERGE TECHNOLOGIES, INC

ENTITY NO: E0227302005-8

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

SERIES B PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The designated number of authorized shares of Series B Preferred stock shall be increased from 13,000,000 to 45,000,000 shares.

5. Effective date of filing: (optional) January 6, 2015

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.